Exhibit 99.3.  Quantitative and Qualitative Disclosure about Market Risk
Risk and Accounting Policies. We are exposed to market risks associated with commodity prices, counterparty credit, and interest rates.  Our management has established comprehensive risk management policies and procedures to monitor and manage these market risks.  Our General Partner is responsible for delegation of transaction authority levels, and the Risk Management Committee of our General Partner is responsible for the overall management of credit risk and commodity price risk, including monitoring exposure limits. The Risk Management Committee receives regular briefings on positions and exposures, credit exposures, and overall risk management in the context of market activities.

Commodity Price Risk. We are exposed to the impact of market fluctuations in the prices of natural gas, NGLs, and other commodities as a result of our gathering, processing and marketing activities, which in the aggregate produce a naturally long position in both natural gas and NGLs.  We attempt to mitigate commodity price risk exposure by matching pricing terms between our purchases and sales of commodities.  To the extent that we market commodities in which pricing terms cannot be matched and there is a substantial risk of price exposure, we attempt to use financial hedges to mitigate the risk.  It is our policy not to take any speculative marketing positions.  In some cases, we may not be able to match pricing terms or to cover our risk to price exposure with financial hedges, and we may be exposed to commodity price risk.

Both our profitability and our cash flow are affected by volatility in prevailing natural gas and NGL prices. Natural gas and NGL prices are impacted by changes in the supply and demand for NGLs and natural gas, as well as market uncertainty.  Historically, changes in the prices of heavy NGLs, such as natural gasoline, have generally correlated with changes in the price of crude oil.  Adverse effects on our cash flow from reductions in natural gas and NGL product prices could adversely affect our ability to make distributions to unitholders.  We manage this commodity price exposure through an integrated strategy that includes management of our contract portfolio, matching sales prices of commodities with purchases, optimization of our portfolio by monitoring basis and other price differentials in our areas of operations, and the use of derivative contracts.

We are a net seller of NGLs and condensate, and as such our financial results are exposed to fluctuations in NGL pricing.  We have executed swap contracts settled against condensate, ethane, propane, butane, and natural gasoline market prices. We have hedged our expected exposure to decline in prices for NGLs and condensate volumes produced for our account in the approximate percentages set forth below:

	2008	2009
NGL	85%	32%
Condensate	66	67

We continually monitor our hedging and contract portfolio and expect to continue to adjust our hedge position as conditions warrant. The following table sets forth certain information regarding our non-trading NGL swaps outstanding at December 31, 2007.  The relevant index price that we pay is the monthly average of the daily closing price for deliveries of commodities into Mont Belvieu, Texas, as reported by the Oil Price Information Service (OPIS).

Period	Commodity	Notional Volume		We Pay	We Receive		Fair Value Asset/(Liability)
							(in thousands)
January 2008 – December 2008	Ethane	740	(MBbls)	Index	$0.58-$0.615	($/gallon)	$(11,155)
January 2008 – December 2009	Propane	813	(MBbls)	Index	$0.929-$1.06	($/gallon)	(14,908)
January 2008 – December 2009	Normal Butane	524	(MBbls)	Index	$1.119-$1.255	($/gallon)	(10,725)
January 2008 – December 2009	Natural Gasoline	305	(MBbls)	Index	$1.409-$1.57	($/gallon)	(5,930)
January 2008 – December 2009	West Texas Intermediate Crude	475	(MBbls)	Index	$68.17-$68.38	($/Bbl)	(10,205)
Total							$(52,923)

On March 7, 2008, the Partnership entered into a series of NGL commodity swaps for calendar year 2009 to decrease our expected exposure to NGL prices.  As a result, the Partnership increased the hedged percentage to 75 percent.  A portion of these new NGL commodity swaps were entered into to mitigate the Partnership’s mark-to-market exposure for existing 2009 NGL swaps.  The remaining NGL swaps qualified for hedge accounting.

Credit Risk. Our purchase and resale of natural gas exposes us to credit risk, as the margin on any sale is generally a very small percentage of the total sale price.  Therefore a credit loss can be very large relative to our overall profitability.  We attempt to ensure that we issue credit only to credit-worthy counterparties and that in appropriate circumstances any such extension of credit is backed by adequate collateral such as a letter of credit or a parental guarantee.

In January 2005, one of our customers filed for Chapter 11 reorganization under U.S. bankruptcy law.  The customer operates a merchant power plant, for which we provide firm transportation of natural gas.  Under the contract with the customer, the customer is obligated to make fixed payments in the amount of approximately $3,200,000 per year.  The contract, which expires in mid-2012, was originally secured by a $10,000,000 letter of credit.  In December 2005, in connection with other contract negotiations, the letter of credit was reduced to $3,300,000 and we accepted a parent guarantee in the amount of $6,700,000. The customer accepted the firm transportation contract in bankruptcy.  The customer’s plan of reorganization has been confirmed by the bankruptcy court and the customer has since emerged from bankruptcy protection.  At December 31, 2007, the letter of credit is $4,800,000 and customer was current in its payment obligations.

Interest Rate Risk. We are exposed to variable interest rate risk as a result of borrowings under our existing credit facility. As of December 31, 2007, we had $124,000,000 of outstanding long-term balances exposed to variable interest rate risk. An increase of 100 basis points in the LIBOR rate would increase our annual payment by $1,240,000.

On March 5, 2008, we entered into a two year interest rate swaps related to $300,000,000 borrowings under our revolver credit facility, whereby we have effectively locked the base rate for these borrowings at 2.4 percent, plus the applicable margin.